EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
                 COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
                             (Dollars in Thousands)


                                                           Nine Months Ended
                                                             September 30,
                                                        ------------------------
                                                                          1998
                                                          1999          restated
                                                        --------        --------
Income before income taxes                              $262,688        $203,505
Add fixed charges:
  Interest expense                                       420,478         346,909
  One-third rentals                                        3,516           2,786
                                                        --------        --------
      Total fixed charges                                423,994         349,695
                                                        --------        --------
Income as adjusted                                      $686,682        $553,200
                                                        --------        --------
Ratio of income to fixed charges                            1.62            1.58
                                                        ========        ========